Exhibit 2.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (“Agreement”) is dated as of July 1, 2010 by and among Local.com Corporation, a Delaware corporation with a principal address of One Technology Drive, Building G, Irvine, CA 92608 (“Buyer”); and Simply Static LLC (d.b.a. Octane360), a Delaware limited liability company with a principal address of 1845 South Elena Avenue, 4th Floor, Redondo Beach, CA 90277 (“Seller”).
RECITALS
     Seller desires to sell, and Buyer desires to purchase, the Assets (as hereinafter defined) of Seller for the consideration and on the terms set forth in this Agreement.
     The Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
     Section 1.1. Definitions. Capitalized terms not defined in this Section 1.1 shall have the meanings ascribed to them elsewhere in this Agreement. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.
     “Breach” — (whether or not capitalized) any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
     “Business” — the operation of a multi-faceted online technology platform and business, consisting of the registration and management of multiple domains, including category or geographically specific domains, for Seller’s own operation or on behalf of Third Parties, the creation of website architecture or content, including text, images, style and formatting for Seller’s own operation and on behalf of Third Parties, the sourcing, evaluating, tagging and structuring for search engine optimization (SEO) of content from third party writers and automated means, and the integration of content onto a website via automated systems for and the application of SEO practices designed to have the content appearing on websites indexed by Internet search engines for Seller or other Third Parties, the operation of a content creation marketplace that matches website owners, including Seller, with content producers or editors to produce and quality assure content for use on websites that is unique and capable of assisting with SEO efforts, the operation of an integrated advertising platform that operates as an extension of a technology platform that creates, manages and controls multiple websites and the advertising inventory that appears on those sites, which enables for Seller or other Third Parties the creation and management of advertising in

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multiple formats and sizes across managed websites, as well as the sale of advertising on the created, managed and controlled websites through multiple monetization channels, such as directory listings, pay per click, and pay per lead, and the operation of an advertising exchange that allows Seller or other Third Parties to manage multiple advertisements across multiple websites that are all created, managed and controlled by a common platform, with multiple advertisers and website publishers and in multiple formats and multiple monetization channels in a manner that maximizes the monetization of such advertising inventory through the website technology platform.
     “Change of Control” — any of the following: (a) a merger or consolidation of Buyer with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power (which voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote) of the continuing or surviving entity’s securities outstanding immediately after such transaction is owned, directly or indirectly, by persons who were not stockholders of the Buyer immediately prior to such transaction; provided, however, that in making the determination of ownership by Buyer’s stockholders immediately after the reorganization, equity securities which stockholders own immediately before the reorganization as stockholders of another party to the transaction shall be disregarded; (b) the sale, transfer or other disposition of at least 50% of the combined voting power (which voting power shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote) of Buyer by the holders thereof to any person or entity (or group of related persons or entities acting in concert) in a single transaction or series of related transactions; or (c) the sale, transfer or other disposition of all or substantially all of the Buyer’s assets.
     “Closing” — the time on the Closing Date when this Agreement is fully executed.
     “Closing Date” — the date first set forth above.
     “Code” — the Internal Revenue Code of 1986, as amended.
     “Consent” — any approval, consent, ratification, waiver or other authorization.
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement.
     “Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
     “Disclosure Letter” — the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
     “Earnout Income” — EBITDA attributable to the post-Closing Business as a standalone entity, determined in accordance with GAAP, and without deduction for overhead or other expenses of Buyer beyond those set forth in the Operating Plan, and determined in a manner consistent with the Operating Plan.

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     “Earnout Revenue” — gross revenue, determined in accordance with GAAP, attributable to the post-Closing Business as a standalone entity in accordance with the Operating Plan, but excluding revenue from sales of Domain Names owned by the Seller or other sales of Assets not contemplated by the Operating Plan, except as otherwise approved by Buyer, provided that, the sale and/or brokering of Domain Names owned by third parties will be accounted net of any monies paid to third parties.
     “EBITDA” — Earnings before interest, taxes, depreciation and amortization.
     “Effective Time” — 12:01 A.M. PT on the Closing Date.
     “Employee Plans” —all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, equity-option, equity-appreciation-right, equity-bonus, equity-purchase, employee-equity-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding.
     “Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Environmental, Health and Safety Liabilities” — any Liability or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.
     “Environmental Law” — any Legal Requirement that requires or relates to preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the environment.
     “ERISA” — the Employee Retirement Income Security Act of 1974.
     “Founders” — Adam Rioux and Mark Roah.
     “GAAP” —Generally Accepted Accounting Principles in the United States of America.
     “Governing Documents” — with respect to any corporation or limited liability company, (a) the certificate of incorporation, certificate of organization, bylaws and operating agreement; (b) all equityholders’ agreements, voting agreements, voting trust agreements, or other agreements or documents relating to the organization, management or operation of the corporation or limited liability company or relating to the rights, duties and obligations of the equity holders of the corporation or limited liability company; and (c) any amendment or supplement to any of the foregoing.

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     “Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” — any federal, state, local, municipal, foreign or other government, including any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), any multinational organization or body, any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any official of any of the foregoing.
     “Intellectual Property Rights” — any and all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, and which, whether directly or indirectly, are related to, used in connection with, or are or will form a part of the Business, including but not limited to (i) Seller’s assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”), (ii) all patents and patent applications and inventions and discoveries that may be patentable (collectively, “Patents”), (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”), (iv) all know how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (v) all rights in internet web sites and internet domain names presently owned and/or used by Seller (collectively, “Domain Names”).
     “IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
     “Knowledge” — a Person will be deemed to have Knowledge of a particular fact or other matter if that Person is actually aware of that fact or matter after reasonable inquiry.
     “Lease” — any real property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
     “Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
     “Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

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     “Local.com Average Price” as of any date is the average closing price of Local.com common stock as reported on the NASDAQ Stock Market for the ten (10) trading days immediately prior to such date.
     “Material Adverse Effect” — For the purposes of any provision of this Agreement, a “Material Adverse Effect” with respect to any Person shall be deemed to occur if any event, change or effect, has occurred which has a material adverse effect on the business, assets (including intangible assets), Liabilities results of operations, business prospects, or financial condition of such Person, or a material adverse effect on the ability of such Person to consummate the transaction and the other transactions contemplated hereby.
     “Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Operating Plan” means (i) the financial model for the operation of the Business for the first year following the Closing Date and (ii) the related business assumptions document attached thereto, each of which are attached as Exhibit 1.1.
     “Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
          (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and
          (b) does not require authorization by the board of directors, managers or shareholders or members of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
     “Part” — a Part or section of the Disclosure Letter.
     “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

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     “Related Person” — With respect to a particular individual:
          (a) each other member of such individual’s Family;
          (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
          (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
          (d) any Person with respect to which one or more members of such individual’s Family serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
          (b) any Person that holds a Material Interest in such specified Person;
          (c) each Person that serves as a director, manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
          (d) any Person in which such specified Person holds a Material Interest; and
          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.
     “Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

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     “Seller Contract” — any Contract to which Seller is party or by which Seller or any of the Assets is bound relating to the Business: (a) under which Seller has or may acquire any rights or benefits; or (b) under which Seller has or may become subject to any obligation or Liability.
     “Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
     “Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property, including any inventories, of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
     “Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party” — a Person that is not a party to this Agreement.
     “Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
     Section 1.2. Usage; Interpretation. In this Agreement, unless a clear contrary intention appears (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to

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time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) use of the word “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, use of the word “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
     Section 1.3 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
ARTICLE II
SALE AND TRANSFER OF ASSETS; CLOSING
     Section 2.1. Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related, directly or indirectly, to, used in connection with, or are or will form a part of the Business, including specifically, but not limited to, those assets set forth in Part 2.1, (but excluding the Excluded Assets, as defined in Section 2.2). All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.” Included with the Assets as set forth in Part 2.1, shall be Seller’s Contracts and all data and Records related to the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records, each as relate to the Business.
     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets or any other Liability of Seller, unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
     Section 2.2. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:
          (a) all cash, cash equivalents, accounts receivable, bank accounts and short-term investments at the time of Closing;

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          (b) all minute books and equity Records;
          (c) all insurance policies and rights thereunder;
          (d) all personnel Records and other Records that Seller is required by law to retain in its possession;
          (e) all claims for refund of Taxes and other governmental charges of whatever nature relating to Seller or the Assets arising on or prior to the Closing;
          (f) all rights of Seller under this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement; and
          (g) the property and assets expressly designated in Part 2.2(g).
     Section 2.3. Consideration. The consideration for the Assets (the “Purchase Price”) will be:
          (a) Closing Cash Payment. Three Million Five Hundred Thousand Dollars ($3,500,000), payable in cash at Closing via wire transfer in accordance with Section 2.6(b); and
          (b) Closing Cash or Stock Payment and Escrow Deposit. One Million Five Hundred Five Hundred Thousand Dollars ($1,500,000) payable in cash at Closing via wire transfer in accordance with Section 2.6(b) or, at Buyer’s sole discretion, Shares of Local.com Common Stock calculated by dividing (i) $1,500,000 by (ii) the Local.com Average Price as of the day immediately prior to the Closing Date, a portion of which will be the Escrow Deposit, as defined below; and
          (c) Earnout Payments. An earn-out of up to an additional Five Million Nine Hundred Thousand Dollars ($5,900,000) payable in cash, or, at Buyer’s sole discretion, up to half of such amount may be paid in shares of Local.com Common Stock calculated by dividing the amount earned by the Local.com Average Price as of the time such amount has been earned by Buyer, contingent upon meeting certain performance requirements with respect to the operation of the Assets and the Business, as more specifically set forth in subparagraphs (i) through (iii) below (the “Earn-out”).
               (i) Up to Two Million Six Hundred Thousand Dollars ($2,600,000) of the Earn-out shall be payable in cash or, at Buyer’s sole discretion, up to half of any payment due pursuant to subsections (1)-(4) below may be paid in shares of Local.com Common Stock calculated by dividing one-half (1/2) the amount earned by the Local.com Average Price for the ten (10) trading days prior to the time such amount has been earned), provided that the following milestones are achieved no later than six (6) months after the Closing Date (the “First Earn-out”):
                    (1) Twenty five percent (25%) of the First Earn-out (i.e., $650,000) shall be payable within fifteen (15) business days of the completion, in all material respects, of the milestones set forth in Exhibit 2.3(c)(i)(1);
                    (2) Twenty five percent (25%) of the First Earn-out (i.e.,

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$650,000) shall be payable within fifteen (15) business days of the completion, in all material respects, of the milestones set forth in Exhibit 2.3(c)(i)(2);
                    (3) Twenty five percent (25%) of the First Earn-out (i.e., $650,000) shall be payable within fifteen (15) business days of the completion, in all material respects, of the milestones set forth in Exhibit 2.3(c)(i)(3);
                    (4) Twenty five percent (25%) of the First Earn-out (i.e., $650,000)shall be payable within fifteen (15) business days of the completion, in all material respects, of the milestones set forth in Exhibit 2.3(c)(i)(4).
Seller shall be able to earn on a pro rata basis each portion of the First Earn-out upon completion of at least 95% of each individual milestone (1) through (4) above of the First Earn-out. For purposes of clarity, if the milestones set forth in subsection (1) above are 95% completed at the end of the six (6) month period after the Closing Date, Buyer shall pay Seller 95% of $650,000 or $617,500 within fifteen (15) business days. However, if such milestones are 94% completed at the end of the six month period after the Closing Date, no payment with respect to such milestones shall be owed or paid.
               (ii) Up to Two Million Four Hundred Thousand Dollars ($2,400,000) of the Earn-out shall be payable in cash or, at Buyer’s sole discretion, up to half of any payment due pursuant to subsections (1) and (2) below may be paid in shares of Local.com Common Stock calculated by dividing one-half (1/2) the amount earned by the Local.com Average Price for the ten (10) trading days prior to the time such amount has been earned), provided that the following milestones are achieved as of the end of the twelve (12) month period following the Closing Date (the “Second Earn-out”):
                    (1) Fifty percent (50%) of the Second Earn-out (i.e., $1,200,000) shall be payable within fifteen (15) business days of the achievement by the Business of Eight Million Three Hundred Twenty Two Thousand Dollars ($8,322,000) in Earnout Revenue, as long as such Earnout Revenue has resulted in the generation of Earnout Income equal to at least Twenty-Two and one-half percent (22.5%) of such Earnout Revenue;
                    (2) Fifty percent (50%) of the Second Earn-out (i.e, $1,200,000) shall be payable within fifteen (15) business days of the achievement by the Business of Three Million One Hundred Fifteen Thousand Dollars ($3,115,000) in Earnout Income, as long as such Earnout Income is at least equal to 30% of Earnout Revenue for the same twelve (12) month period.
Seller shall be able to earn on a pro rata basis each portion of the Second Earn-out upon completion of at least 95% of each individual milestones (1) and (2) above of the Second Earn-out. For purposes of clarity, if Earnout Revenue is Eight Million Four Hundred Fifty Five Thousand Dollars ($8,455,000) as of the end of the twelve month period following the Closing Date, then such achievement would represent 95% achievement of the first milestone of the Second Earn-out and Buyer shall pay Seller 95% of $1,200,000 or $1,140,000 within fifteen (15) business days. However, if Earnout Revenue as of the end of the 12 month period following the Closing Date is

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less than Eight Million Four Hundred Fifty Five Thousand Dollars ($8,455,000), no payment with respect to milestone (1) above shall be owed or paid.
               (iii) Up to Nine Hundred Thousand Dollars ($900,000) of the Earn-out shall be payable in cash or, at Buyer’s sole discretion, up to half of such amount may be paid in shares of Local.com Common Stock calculated by dividing one-half (1/2) the amount earned by the Local.com Average Price for the ten (10) trading days prior to the time such amount has been earned), provided that the following milestones are achieved as of the end of the twelve (12) month period following the Closing Date with respect to (1) and (2) below, and as of the end of the twenty-four month period following the Closing Date with respect to (3) below (the “Third Earn-out”):
                    (1) Achievement by the Business of Fifteen Million Dollars ($15,000,000) in Earnout Revenue; AND
                    (2) Achievement by the Business of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) in Earnout Income, as long as such Earnout Income is at least equal to 30% of Earnout Revenue for that same twelve (12) month period; AND
                    (3) Achievement of at least thirty percent (30%) growth in Earnout Revenue and Earnout Income for the second twelve (12) month period following the Closing Date compared to the Earnout Revenue and Earnout Income for the first twelve (12) month period following the Closing Date, based on a second year operating plan to be developed and mutually agreed upon by Buyer and Seller no later than three (3) months prior to the beginning of the second twelve (12) month period following the Closing Date.
Seller must achieve all of milestones (1) through (3) of the Third Earn-out in order to earn any of the Third Earn-out, except that Seller will be able to earn on a pro rata basis the Third Earn-out bonus upon attainment of milestones (1) and (2) above in their entirety and at least ninety percent (90%) of milestone (3) above with respect to the second twelve (12) month period growth requirement (i.e., at least 27% growth) set forth above. For purposes of clarity, if milestones (1) and (2) of the Third Earn-out are fulfilled, but the Business only achieves 27% growth in either Earnout Revenue or Earnout Income during the second twelve (12) month period following the Closing Date, then Buyer shall pay Seller ninety percent (90%) of Nine Hundred Thousand Dollars ($900,000) (or $810,000) within sixty (60) days following the end of the second twelve (12) month period following the Closing Date. If the Business only achieves 26% growth in Earnout Revenue or Earnout Income during the second year following the closing of the Transaction, no payment with respect to the Third Earn-out shall be owed or paid.
          (d) Payment of Earnout Amounts; Interpretation. Within 45 days following the (i) the last day of each earn-out period; or (ii) if earlier in the case of the First Earnout only, the date on which any earn-out milestone had been achieved (each, an “Earnout Date”), Buyer shall prepare and deliver to Seller a report (the “Earnout Report”) setting forth its determination of (i) the extent to which the relevant milestones have been achieved (including to the extent applicable the amount of Earnout Revenue and Earnout Income) and (ii) the resulting earn-out payment due. In the event that the Seller has any dispute with the Earnout Report, Seller shall notify Buyer in writing within thirty (30) days following receipt of the Earnout Report. If Seller disputes the

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Earnout Report within such thirty (30) day period, Buyer and Seller shall negotiate in good faith for a period of up to thirty (30) days in an effort to mutually agree upon the amount of the relevant earn-out payment. If the dispute is not resolved within such thirty (30) day negotiation period then it shall be resolved in accordance with Section 8.4; provided, however, that if the dispute relates to the calculation of Earnout Revenue or Earnout Income or any related earn-out payment, Buyer and Seller Representative shall instead engage an independent accountant (the “Independent Accountant”) to render a determination of the earn-out payment due (and any underlying calculations of Earnout Revenue or Earnout Income) based on Buyer’s Records as they relate to the Business; provided, however, that in the event of any difference between the Independent Account’s and the Buyer’s independent public accountant’s application or interpretation of GAAP as it relates to Earnout Revenue or Earnout Income, the Independent Accountant shall apply or interpret GAAP in the same manner as that of the Buyer’s independent public accountants for purposes of determining Earnout Revenue or Earnout Income. The costs for the Independent Accountant shall initially be split evenly between Buyer and Seller, with the prevailing party to be reimbursed by the non-prevailing party following the Independent Accountant’s decision. The amount of any earn-out payment shall be deemed to be finally determined as of a given Earnout Date upon the earliest of (i) Seller’s written acceptance of an Earnout Report; (ii) Seller’s failure to dispute an Earnout Report within the 30 day period set forth above; (iii) the mutual agreement of Buyer and Seller; or (iv) the Independent Accountant’s determination.
          (e) Information and Review. In connection with any Earnout Report, Buyer shall, upon request of Seller, promptly make available to Sellers or its Representatives Buyer’s books and records as they relate to the Business and reasonably cooperate with Seller and its Representatives in their review thereof for the purpose of determining the achievement of any earn-out milestones (including any determination of Earnout Revenue or Earnout Income if applicable) or the amount of any earn-out payment that may be due. All fees, costs and expenses incurred by the Seller and its representatives shall initially be borne by Sellers, but are reimbursable by Buyer in the event that any earn-out payment is finally determined to be more than ten percent (10%) greater than the corresponding amount set forth in any Earnout Report. Notwithstanding the foregoing, Seller shall have no right to review Buyer’s books and records in connection with any Earnout Report to the extent that such Earnout Report provides for payment of the maximum potential earn-out payment.
          (f) Earnout Payment Cap. For purposes of clarity, Seller will not earn or be paid for achievement of over one hundred percent (100%) of any milestone of any of the First Earn-Out, Second Earn-out and/or Third Earn-out set forth in Section 2.3(c) above. For purposes of clarity, if the Business achieves Ten Million Dollars ($10,000,000) in Earnout Revenue in the first year following the Closing Date, the maximum amount Seller can earn under the first milestone of the Second Earn-Out remains One Million Two Hundred Thousand Dollars ($1,200,000).
          (g) Buyer Earnout Support Obligations; Operating Plan. Buyer agrees to fund and support Business (i) for the first year following the Closing Date, in accordance with the Operating Plan, and (ii) for the second year following the Closing Date, in accordance with a similar operating plan to be mutually agreed-upon by Buyer and Founders not later than three months prior to the end of the first year following the Closing. With respect to the milestones referenced in Sections 2.3(c)(i)(1)-(4) and attached in the related Exhibits referenced therein, Buyer

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shall cooperate in good faith with Founders towards the achievement of such milestones as soon as reasonably practicable. Without limiting the obligations set forth in the prior sentences of this paragraph, Buyer further agrees that, during any period in which any earn-out payment may be payable hereunder, Buyer shall operate the Business in good faith, and shall not take any action intended to artificially decrease or manipulate Earnout Revenue or Earnout Income, or otherwise intended to prevent any earn-out milestone from being satisfied. Notwithstanding the foregoing, Buyer may suspend or terminate its obligations under the Operating Plan and/or subsequently developed second year operating plan if the Business has achieved less than eighty-five percent (85%) of the Earnout Revenue or Earnout Income targets for the quarter ended December 31, 2010 or any quarter thereafter, as measured as of the end of such quarter (except in each case as a result of Buyer’s failure to fund and support the business in accordance with the Operating Plan or second year operating plan, as the case may be).
          (h) Acceleration. If (i) Buyer breaches its obligations pursuant to Section 2.3(g) above; or (ii) the Employment Agreements (as defined in Section 2.6(a)(vi) below) are terminated by Buyer without “Cause” or by the individuals executing such Employment Agreements with “Good Reason”, as such terms are defined in the Employment Agreements; or (iii) Buyer sells or otherwise disposes of the Business, then all Earn-out payments will be accelerated and paid as if earned within forty-five (45) days of such event.
     Section 2.4. Liabilities.
          (a) Assumed Liabilities. On the Closing Date Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
               (i) any Liability arising after the Closing Date in connection with or incidental to Buyer’s ownership of the Assets after the Closing;
               (ii) any Liability arising after the Closing Date under the Seller Contracts acquired as part of the Assets pursuant to Section 2.1 (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Date); and
               (iii) any Liability of Seller described in Part 2.4(a)(iii).
          (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities as set forth in 2.4(a), whether incurred before, after or on the Closing Date.
     Section 2.5. Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the Parties shall follow the allocation method specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

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     Section 2.6. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Seller shall deliver to Buyer:
               (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.6(a)(i) (the “Bill of Sale”) executed by Seller;
               (ii) an assignment of all of the Assets that are intangible personal property, and Seller Contracts described in Section 2.1 in the form of Exhibit 2.6(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;
               (iii) assignments of all Intellectual Property Assets, as defined in Section 3.20(a), and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.6(a)(iii) executed by Seller;
               (iv) such other deeds, bills of sale, assignments, certificates of title, documents and/or other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;
               (v) the Consents listed on Exhibit 2.6(a)(v) with respect to the Seller Contracts;
               (vi) the employment agreements in the form of Exhibits 2.6(a)(vi)(1) and (2) (the “Employment Agreements”);
               (vii) a certificate executed by Seller as to the accuracy of its representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;
               (viii) a certificate of a designed officer of Seller (A) certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller (as certified, where feasible, by the Secretary of State of Delaware as of a recent date), (B) certifying and attaching all requisite resolutions or actions of Seller’s managers, and the equityholders of Seller approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (C) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions, and (D) attaching a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of Seller in the States of Delaware and California and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.1(a) below;
               (ix) [Intentionally Omitted];
               (x) Releases of all Encumbrances on the Assets;

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               (xi) the Investor Representation Statement, executed by Seller, in the form of Exhibit 2.6(xi);
               (xii) [Intentionally Omitted];
               (xiii) the Escrow Agreement (as defined below) executed by Seller; and
               (xiv) such other documents as Buyer may reasonably request for the purpose of (A) evidencing the accuracy of any of Seller’s representations and warranties, (B) evidencing the performance by Seller, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller pursuant to this Agreement, or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
          (b) Buyer shall deliver to (or in the case of the Escrow Deposit, on behalf of) Seller:
               (i) the amount of cash determined pursuant to Sections 2.3(a) and 2.3(b), if applicable, paid by wire transfer in immediately available funds to an account specified by Seller and, if applicable, the shares of Local.com Common Stock, determined pursuant to Section 2.3(b), net of the Escrow Deposit (as defined below);
               (ii) the Escrow Deposit (as defined below) to the Escrow Agent;
               (iii) the Bill of Sale, executed by Buyer;
               (iv) the Assignment and Assumption Agreement, executed by Buyer;
               (v) the Employment Agreements, executed by Buyer;
               (vi) the Escrow Agreement (as defined below) executed by Buyer and Escrow Agent (as defined below);
               (vii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the Closing and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing;
               (viii) certificates of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying that the execution and delivery of this Agreement and the consummation of the Contemplated Transactions has been approved by all requisite authority (including Buyer’s board of directors) and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions, and attaching a certificate as of a date not earlier than the tenth business day prior to the Closing Date as to the good standing of Buyer in the States of Delaware and California; and
               (ix) Such other documents as Seller may reasonably request for the purpose of (A) evidencing the accuracy of any representation or warranty of Buyer, or (B)

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evidencing the performance by Buyer of, or compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or (C) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
     Section 2.7. Consents. Seller shall have obtained each of the Consents listed on Exhibit 2.7. If Seller has failed to obtain any or all of the Consents listed on Exhibit 2.6(a)(v), Buyer may elect to have Seller continue its efforts to obtain such Consents after the Closing occurs. In such case, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Contracts for which a Consent has not been received as of the Closing, and following the Closing, the Parties shall use Best Efforts, and cooperate with each other, to obtain such Consents as quickly as practicable.
     Section 2.8. Restrictive Legends; Market Standoff.
          (a) The Local.com Common Shares that may be issued hereunder shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Local.com Common Shares that may be issued hereunder shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
and any legends required by state securities laws.
          (b) Seller agrees that it shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (collectively, the “Restricted Transactions”), any of the Local.com Common Shares received by Seller pursuant to Section 2.3 above from the Closing Date until such Local.com Common Shares are eligible for sale pursuant to the exemption from registration set forth in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Restricted Period”). After the Restricted Period, Seller agrees that no Restricted Transactions may be undertaken with respect to more than ten percent (10%) of the Local.com Common Shares received by Seller pursuant to Section 2.3 above during any seven (7) day period. Furthermore, in addition to those limitations on Restricted Transactions set forth above, the Founders agree that with respect to any Local.com Common Shares allocable to such Founders (whether delivered to such Persons or held by Seller)(the “Founders’ Shares”), that no more than fifty percent (50%) of such Founders’ Shares may be dealt in Restricted Transactions in the ninety (90) day period following the Restricted Period, and no more than seventy-five percent (75%) of such Founders’ Shares may be dealt in Restricted Transactions in the one-hundred eighty (180) day period following the

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Restricted Period. Buyer may impose stop-transfer instructions and may stamp each certificate representing Local.com Common Shares to be issued pursuant to Section 2.3 hereof with the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN THAT CERTAIN ASSET PURCHASE AGREEMENT DATED JULY 1, 2010 BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS MAY PREVENT TRANSFER OF THESE SHARES AND MAY BE BINDING ON ALL TRANSFEREES OF THESE SHARES.”
Notwithstanding anything to the contrary set forth herein, Seller may transfer all Local.com Common Shares issued to it hereunder to its equityholders, provided such equityholders are aware of and comply with the limitations on Restricted Transactions set forth herein
     Section 2.9. Sale of Shares Pursuant to Regulation D. The parties hereto acknowledge and agree that the Local.com Common Shares issuable to Seller pursuant to Section 2.3 hereof shall constitute “restricted securities” within the Securities Act. The certificates of Local.com Common Shares shall bear the legend set forth above. Seller will execute and deliver to Buyer an Investor Representation Statement in the form attached hereto as Exhibit 2.6(a)(xi) (the “Investor Representation Statement”). It is acknowledged and understood that Local.com is relying on the written representations made by Seller in the Investor Representation Statement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     Section 3.1. Organization and Good Standing.
          (a) Part 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification; except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on the Business.

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     Section 3.2. Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity). Upon the execution and delivery by Seller of each agreement and certificate to be executed or delivered by Seller at the Closing pursuant to Section 2.6(a) (the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity). Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s equityholders and managers. Seller and its equityholders have all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which they are a party and to perform their obligations hereunder and thereunder.
          (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), (i) breach any provision of any of the Governing Documents of Seller or any resolution adopted by the managers or the equityholders of Seller in a manner that would give rise to a Material Adverse Effect, (ii) give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller, or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business, in each case in a manner that would give rise to a Material Adverse Effect; (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Seller Contract; (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or (vi) result in any equityholder of Seller having the right to exercise dissenters’ appraisal rights.
          (c) Except as set forth in Part 3.2(c) or 3.15(a), or as would not give rise to a Material Adverse Effect, Seller is not required to give any notice to or obtain any Consent from any Person other than the Seller’s managers and equity holders in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     Section 3.3. Capitalization. The outstanding equity securities of Seller consists of 1,000 common membership units, 364 Series A preferred membership units, and 81 Series A-1 preferred membership units (the “Seller Equity”). The equityholders providing their approval of the

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Contemplated Transaction are the only Persons entitled to vote on such Contemplated Transactions and there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.
     Section 3.4. Financial Records.
          (a) Seller has delivered to Buyer materially all such financial Records, including without limitation banking statements and Tax Returns, as has been requested by Buyer (collectively, the “Financial Records”). The financial data contained in such Financial Records is sufficiently accurate and complete so as to fairly present the financial condition and results of operations of Seller, as set forth in the financial statements of Seller, at the respective dates of and for the periods referred to in such Financial Records. Seller has delivered to Buyer its financial statements (including a balance sheet and statement of income) as of December 31, 2009 and May 31, 2010 (the “Financial Statements”). The Financial Statements were prepared in accordance with Seller’s books of account and other financial records, on a basis consistent with past practices and present fairly the financial condition and results of operations of Seller as of the dates thereof or for the periods covered thereby.
          (b) Seller has no material Liabilities other than Liabilities (i) reflected or reserved against in the Financial Statements, (ii) incurred since the date of the Financial Statements in the Ordinary Course of Business; or (iii) not required by GAAP to be reflected or reserved against on the balance sheets, and, in the case of clauses (ii) and (iii), such Liabilities are not, in the aggregate, material to the Seller.
          Section 3.5. Books and Records. The books of account and other Financial Records of Seller relating to the Business, all of which have been made available to Buyer, are complete and correct in all material respects, and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.
          Section 3.6. Sufficiency of Assets. The Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and (b) include all of the operating assets of the Business.
          Section 3.7. Owned and Leased Real Property. Part 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases for which the Business is presently reliant.
          Section 3.8. Title To Assets; Encumbrances. Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances. Seller warrants to Buyer that, at the time of Closing, all Assets are free and clear of all Encumbrances.
          Section 3.9. Condition of Tangible Personal Property. Each item of Tangible Personal Property included in the Assets is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and, to the Knowledge of Seller, is free from latent and patent defects. No item of Tangible Personal Property

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included in the Assets is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All Tangible Personal Property used in the Business and included in the Assets is in the possession of Seller.
     Section 3.10. Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements, except where the failure to do so would not have a Material Adverse Effect. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except where the failure to do so would not have a Material Adverse Effect. No claim has ever been made or, to the Knowledge of Seller, is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.
     Section 3.11. No Material Adverse Change; Absence of Certain Changes and Events. Since December 31, 2009, Seller has conducted its business only in the Ordinary Course of Business and there has not been any event, whether individually or in the aggregate, which could reasonably be expected to have a Material Adverse Effect on the Assets, the Business, the Seller, or Buyer. Since December 31, 2009, there has not been (i) any sale, lease or other disposition of any Asset or property of Seller necessary to operate the Business (including the Intellectual Property Assets) or the creation of any Encumbrance on any of the Assets, (ii) any indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller, except in the Ordinary Course of Business; (iii) any entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract relating to the Business; (iv) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to officer or employee or entry into any employment, severance or similar Contract with any officer or employee related to the Business; and (v) any damage to or destruction or loss of any material Asset, whether or not covered by insurance.
     Section 3.12. Employee Benefits.
          (a) Set forth in Part 3.12(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, equity-option, equity-appreciation-right, equity-bonus, equity-purchase, employee-equity-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained, administered or contributed to by Seller or has been maintained, administered or contributed to by Seller since its inception, or

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with respect to which Seller has or may have any Liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, manager, officer, employee or service provider of Seller, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Seller has never maintained, administered or contributed to an Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(j) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. There has never been any other limited liability company, corporation or trade or business controlled by, controlling under common control with or in the same controlled group with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).
          (b) Seller has delivered to Buyer true, accurate and complete copies of the following, to the extent that any of the following exist or are applicable to Seller: (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and since Seller’s inception; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts and insurance policies with insurance companies, third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (ix) a sample of all current administrative forms for each Employee Plan; and (x) the most recent nondiscrimination test reports with respect to the Employee Plans for each of the six preceding years.
          (c) Full payment has been made of all amounts, if any, that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date.
          (d) Seller has at all times complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees. After the Closing Date, Seller shall be responsible for

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providing contribution coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of Seller who terminated employment on or before such date.
          (e) The form of all Employee Plans is in compliance, in all material respects with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance in all material respects with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
          (f) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.
          (g) There is no material pending or, to the Knowledge of Seller, threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by the Code or ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under the Code or ERISA nor result in a violation of Section 406 of ERISA.
          (h) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.
          (i) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any director, manager, employee, officer, former employee or former officer of Seller, and there has been no communication whatsoever of any commitment by Seller to create any new Employee Plan that is not yet effective. There are no contracts or arrangements providing for payments that could subject any person to Liability for tax under Section 4999 of the Code.
          (j) Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential Liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
          (k) None of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have

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been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.
          (l) To Seller’s Knowledge, no benefit under any Employee Plan has in the past or could give rise in the future to the payment of any amount that would not be deductible pursuant to the current provisions of the Code.
     Section 3.13. Compliance With Legal Requirements; Governmental Authorizations.
          (a) Seller is, and at all times since its inception has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets, except where the failure to do so would not have a Material Adverse Effect.
          (b) To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) To Seller’s Knowledge, Seller has not received, at any time since December 31 2009, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (d) Seller is not required to hold any material Governmental Authorization in order to lawfully conduct and operate its business in the manner in which it currently conducts.
     Section 3.14. Legal Proceedings; Orders.
          (a) There is no pending or, to Seller’s Knowledge, threatened Proceeding:
               (i) by or against Seller or that otherwise relates to or may affect the Business, or the Assets; or
               (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
          To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.
          (b) Except as set forth in Part 3.16(b):

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               (i) there is no Order to which Seller, the Business or any of the Assets is subject; and
               (ii) No officer, director, manager, agent or employee of Seller is subject to any Order that prohibits such officer, director, manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.
          (c)
               (i) Seller is, and, at all times since December 31, 2009 has been in compliance in all material respects with all of the terms and requirements of each Order, if any, to which it or any of the Assets is or has been subject;
               (ii) To Seller’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order, if any, to which Seller or any of the Assets is subject; and
               (iii) To Seller’s Knowledge, Seller has not received, at any time since May 31, 2010, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.
     Section 3.15. Contracts; No Defaults.
          (a) Part 3.15(a) lists each Seller Contract.
          (b) Each Seller Contract is in full force and effect, is valid and enforceable in accordance with its terms (except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity), and, the Knowledge of Seller, will upon completion or performance thereof not have a Material Adverse Effect on the Business or Assets. Except as set forth in Part 3.15(b), each Seller Contract is assignable by Seller to Buyer without the consent of any other Person.
          (c) Except as set forth in Part 3.15(c):
               (i) Seller is, and at all times since December 31, 2009 has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
               (ii) to Seller’s Knowledge, each other Person that has or had any obligation or Liability under any Seller Contract which is being assigned to Buyer is, and at all times since December 31, 2009 has been, in compliance in all material respects with all applicable terms and requirements of such Seller Contract;

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               (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may reasonably be expected to contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer; and
               (iv) to Seller’s Knowledge no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets.
     Section 3.16. Insurance.
          (a) Seller has delivered to Buyer (i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder), including pending applications, to which Seller is a party or under which Seller is covered, as well as any (ii) self-insurance arrangements, (iii) reserves for losses, (iv) contracts involving a transfer of the risk of loss, (v) obligations of Seller to insure Third Parties, and (vi) a summary of all loss experiences and claims made under any of the foregoing; and
          (b) All policies of insurance to which Seller is a party or that provide coverage to Seller are, to Seller’s Knowledge, (i) valid, outstanding and enforceable, and (ii) issued by an insurer that is financially sound and reputable.
     Section 3.17. Environmental Matters. Seller is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law, except where the failure to do so would not have a Material Adverse Effect. To its Knowledge, Seller has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any location where Seller currently or previously has conducted its business, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities.
     Section 3.18. Employees.
          (a) Part 3.21(a) contains a complete and accurate list of the following information for each employee, director, manager, independent contractor, consultant and agent of Seller that is engaged in the Business, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2009; and sick and vacation leave that is accrued but unused.
          (b) To the Knowledge of Seller, no officer, director, manager, agent, employee, consultant, or contractor of Seller that was or is engaged in the Business is bound by any Contract that purports to limit the ability of such officer, director, manager, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any

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invention, improvement, or discovery. To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.
     Section 3.19. Labor Disputes; Compliance.
          (a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other employment practices, the payment of social security and similar Taxes and occupational safety and health, except where the failure to do so would not cause a Material Adverse Effect. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
          (b) (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract, (ii) since December 31, 2009, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) to Seller’s Knowledge there is not pending or threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller; (v) to Seller’s knowledge no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) to Seller’s Knowledge no grievance or arbitration Proceeding exists that might have a Material Adverse Effect; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge, there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.
     Section 3.20. Intellectual Property Assets.
          (a) Part 3.20(a) contains a complete and accurate list, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee. To Seller’s Knowledge, there are no outstanding and no threatened disputes or disagreements with respect to any such Contract.
          (b) (i) The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted in all material respects. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.20(a).

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               (ii) Except as set forth in Part 3.20(b), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.
          (c) (i) Part 3.20(c) contains a complete and accurate list and summary description of all patents and patent applications.
               (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use) except for noncompliance which would not have a Material Adverse Effect, are to the Seller’s Knowledge valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.
               (iv) To Seller’s Knowledge (A) no Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.
          (d) (i) Part 3.20(d) contains a complete and accurate list and summary description of all Marks.
               (ii) All Marks which have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) except for noncompliance which would not have a Material Adverse Effect, are to Seller’s Knowledge valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
               (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.
               (iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person.
               (v) To Seller’s Knowledge, (A) no Mark is infringed or has been challenged or threatened in any way and (B) none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
          (e) (i) Seller does not have any registered Copyrights.

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               (ii) To Seller’s Knowledge: (A) no Copyright has been challenged or threatened in any way, and (B) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.
          (f) (i) With respect to each Trade Secret, any documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
               (ii) Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).
               (iii) To Seller’s Knowledge, Seller has good title to and absolute right to use the Trade Secrets. To Seller’s Knowledge, the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
          (g) (i) Seller has made available to Buyer a complete and accurate list of all Domain Names.
               (ii) All Domain Names have been registered in the name of Seller and are in compliance in all material respects with all formal Legal Requirements, except where the failure to so register or comply would not have a Material Adverse Effect.
               (iii) Except as disclosed in Part 3.20(g), no Domain Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Domain Name.
               (iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Domain Name.
               (v) To Seller’s Knowledge, no Domain Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. To Seller’s Knowledge, no Domain Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
     Section 3.21. Compliance With the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws. Seller and, to Seller’s Knowledge its Representatives, have at all times acted in compliance with the Foreign Corrupt Practices Act. Seller has at all times been in compliance with

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all Legal Requirements relating to export control and trade embargoes. Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. §2401 et seq. or taken any action that can be penalized under Section 999 of the Code.
     Section 3.22. Brokers or Finders. Neither Seller nor, to Seller’s Knowledge, any of its Representatives have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business, the Assets or the Contemplated Transactions.
     Section 3.23. Disclosure. To Seller’s Knowledge, no representation or warranty or other statement made by Seller in this Agreement, the Disclosure Letter, the certificates delivered pursuant to Section 2.6(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
     Section 3.24. Relationship with Related Person. Except as disclosed in Part 3.24, to Seller’s Knowledge, no Related Person of Seller:
          (a) has, or since December 31, 2009 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business;
          (b) owns, or since December 31, 2009 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit Interest in any Person that has (i) had business dealings or a material financial interest in any transaction with Seller or (ii) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller;
          (c) is a party to any Contract with, or has any claim or right against, Seller, except for Contracts relating to such Related Person’s ownership of an equity interest in the Seller, or, in the case of Related Persons who are employees, Contracts relating to their employment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
     Section 4.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted.
     Section 4.2. Enforceability; Authority; No Conflict.
          (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity). Upon the execution and delivery by Buyer

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of each agreement and certificate to be executed or delivered by Buyer at Closing pursuant to Section 2.6(b) (the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer, as the case may be, in accordance with its respective terms (except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity). Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
          (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, directly or indirectly (without or without notice or lapse of time): (i) breach any provision of any of the Governing Documents of Buyer or any resolution adopted by the board of directors or stockholders of Buyer; (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer, in each case in a manner that would give rise to a Material Adverse Effect; or (iv) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which Buyer is party, in each case in a manner that would give rise to a Material Adverse Effect. Buyer is not now nor will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     Section 4.3. Certain Proceedings. There is no pending Proceeding that has been commenced or, to Buyer’s Knowledge, threatened against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions or that may have a Material Adverse Effect.
     Section 4.4. Brokers or Finders. Neither Buyer, nor any of its Representatives have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
     Section 4.5. Valid Issuance. The Local.com Common Stock that may be issued hereunder, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or Encumbrances created by or imposed by Seller, and shall be listed on NASDAQ if required by the rules thereof. Based in part upon the representations of Seller in this Agreement, all such stock will be issued in compliance with the Securities Act and all applicable state securities laws, including the exemptions from registration available thereunder. The issuance of the Local.com Common Stock contemplated hereby is not subject to any preemptive rights, rights of first refusal or similar rights which have not been properly waived or complied with.

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     Section 4.6. SEC Filings and Financial Statements. Buyer has filed all required forms, reports and documents (“SEC Reports”) with the Securities and Exchange Commission since December 31, 2009, each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date such form, report or document was filed. None of such SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by an SEC Report filed subsequently and prior to the date hereof. The consolidated financial statements of Buyer included in the SEC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended. Since December 31, 2009, except as disclosed in the SEC Reports, to Buyer’s Knowledge there have been no events, changes or effects with respect to Buyer that have had or would reasonably be expected to have a Material Adverse Effect on Buyer.
ARTICLE V
ADDITIONAL COVENANTS
     Section 5.1. Employee and Employee Benefits.
          (a) Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller. (Seller acknowledges that as of the Closing it does not have any employees on family medical leave, military leave, temporary disability or sick leave, or long-term disability leave.)
          (b) Employment of Active Employees by Buyer.
               (i) Not later than the Closing Date, Buyer shall offer employment to each of the Active Employees at their current compensation rates and with the benefits generally offered to similarly situated employees of Buyer (provided that the compensation and benefits for the Founders shall be as set forth in the Employment Agreements) (any such employees who accept such offer of employment being referred to as the “Hired Active Employees”). Buyer shall have no obligation to offer employment to any employees whose employment had been terminated (voluntarily or involuntarily) or who have retired prior to the Closing Date.
               (ii) Intentionally Omitted.
               (iii) Buyer shall: (i) give each Hired Active Employee credit under any benefit plan or personnel policies that cover the Hired Active Employee after the Closing Date with respect to any vacation and sick leave severance policies (and including all accrued but unused vacation pay earned prior to the Closing Date), for purposes of eligibility, vesting and

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entitlement to vacation and sick leave for the Hired Active Employee’s service with Seller prior to the Closing Date (provided that the treatment of the Founders shall be as set forth in the Employment Agreements with respect to accrued and unused vacation notwithstanding this Section 5.1(b)(iii); and (ii) allow the Hired Active Employees to participate in each plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) offered by Buyer.
               (iv) It is understood and agreed that, except as set forth in the Employment Agreements: (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those set forth in this Section, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Except as otherwise set forth in the Employment Agreements, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
          (c) Salaries and Benefits.
               (i) Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro-rata bonus payments, if any, but excluding pay for accrued but unused vacation pay for the Hired Active Employees; and (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.
               (ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.
          (d) Terms of Employment. Subject to the provisions of Section 5.1(b)(i), Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, and future wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

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          (e) General Employee Provisions.
               (i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.
               (ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.
               (iii) If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.
               (iv) Buyer shall not have any Liability, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.
     Section 5.2. Payment of Taxes Resulting From Sale of Assets By Seller. Seller shall pay in a timely manner all sales, use or similar Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of whether such Taxes are imposed by Legal Requirement on Seller or Buyer. Seller and Buyer shall use reasonable efforts to minimize any such taxes.
     Section 5.3. Payment of Other Retained Liabilities. In addition to payment of Taxes pursuant to Section 5.2, Seller shall pay, or make adequate provision for the payment, in full of all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for and Buyer reasonably determines that failure to make any such payments will impair Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, (but shall have no obligation to do so), seek recourse against Seller in accordance with the provisions of Article VI hereof.
     Section 5.4. Restrictions on Seller Dissolution and Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 5.2 and 5.3.
     Section 5.5. Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business of Seller as conducted using the Assets, to and including the Effective Time.
     Section 5.6. Assistance in Proceedings. Each party will cooperate with the other and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to any

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Contemplated Transaction. Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel (if any) and provide any testimony and access to its books and Records in connection with any Proceeding involving or relating any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, the Business, or the Assets.
     Section 5.7. Noncompetition, Nonsolicitation and Nondisparagement.
          (a) Noncompetition. For a period of three (3) years after the Closing Date, Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the businesses of the Business (other than Buyer), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The geographical area encompassed by this Agreement is due to the nature and scope of Buyer’s business offerings.
          (b) Nonsolicitation. For a period of three (3) years after the Closing Date, Seller and Founders shall not directly or indirectly:
               (i) solicit the business of any Person who is a customer of Buyer;
               (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
               (iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
               (iv) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer (including without limitation any Active Employee or Hired Active Employee) or in any way interfere with the relationship between Buyer and any of its employees or independent contractors, provided that nothing in this Section 5.7(b) shall prohibit a Founder from hiring any employee or independent contractor of Buyer so long as Founder does not recruit or otherwise solicit or induce such employee to terminate his or her employment or otherwise cease his or her relationship with Buyer at any time after the initial eighteen (18) following the Closing Date).
          (c) Nondisparagement. For a period of two years after the Closing Date, Seller and its equityholders will not disparage Buyer or any of Buyer’s directors, officers or employees with respect to any matters relating to Seller, the Business, the Contemplated Transactions or any other matter contemplated hereby.

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          (d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) through (c) is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.
     Section 5.8. Customer and Other Business Relationships. After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, or agents shall knowingly take any action that would reasonably be expected to diminish the value of the Assets after the Closing or interfere with the business of Buyer to be engaged in after the Closing.
     Section 5.9. Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices (but for no less than five years) those Records of Seller delivered to Buyer. Buyer also shall provide Seller and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements, tax returns, or deal with tax audits. For a period of five (5) years after the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are related to any of the Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
     Section 5.10. Collection of Accounts Receivable. In the event that Buyer receives payment for any of the Business’ accounts receivable relating to any pre-Closing Period, Buyer shall promptly deliver the funds received, and all accompanying documentation, to Seller. In the event that Seller receives payment for any of the Business’ accounts receivable relating to any post-Closing Period, Seller shall promptly deliver the funds received, and all accompanying documentation, to Buyer. Payments of any of the Business’ accounts receivable that are received by Buyer that relate to both pre- and post-Closing periods shall be applied fractionally to pre-Closing accounts receivable (and therefore payable to the Seller), and to post-Closing accounts receivable (and therefore payable to Buyer) based on the total number of days in the billing period as the denominator and the total days in each of the pre-Closing period and post-Closing period in the numerator, for each of Seller and Buyer, respectively.
     Section 5.11. Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c)

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do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
     Section 5.12. Termination of Alternative Name Designation. Within five (5) days of the Closing Date, Seller shall deliver a certificate to Buyer from the appropriate Governmental Body evidencing the termination of Seller’s alternative name designation and shall cooperate with Buyer to secure the alternative name designation for itself.
ARTICLE VI
INDEMNIFICATION; REMEDIES
     Section 6.1. Survival. The representations and warranties in this Agreement, Seller’s Closing Documents and Buyer’s Closing Documents and the Disclosure Letter shall survive for a period of two years following the Closing; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Enforceability; Authority; No Conflicts), 3.8 (Title to Assets; No Encumbrances), 3.22 (Brokers or Finders), 4.1 (Organization and Good Standing), 4.2 (Enforceability; Authority; No Conflicts), 4.4 (Brokers or Finders) (the “Fundamental Reps”) shall survive indefinitely. The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained herein shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligations, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations, unless explicity set forth in such waiver.
     Section 6.2. Indemnification and Reimbursement by Seller. Seller will indemnify and hold harmless Buyer, and its employees, directors, Representatives, shareholders and subsidiaries (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, Liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
          (a) any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, or (iii) the Seller’s Closing Documents delivered pursuant to Section 2.6;
          (b) any Breach of any covenant or obligation of Seller in this Agreement or in the Seller’s Closing Documents;
          (c) any litigation pending on the Closing Date against Seller; and

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          (d) any Retained Liabilities.
          Notwithstanding the foregoing,
          (A) Seller shall have no Liability for Breach of any particular representation or warranty after the expiration of such representation or warranty (except to the extent that the indemnification claim was made prior to the date of such expiration);
          (B) Seller’s maximum aggregate Liability under Section 6.2(a) for a Breach of a representation or warranty made by Seller in (i) this Agreement, (ii) the Disclosure Letter, or (iii) the Seller’s Closing Documents delivered pursuant to Section 2.6 shall not exceed the Purchase Price; and
          (C) Seller shall not be liable for Damages pursuant to Section 6.2(a) for a Breach of a representation or warranty other than Fundamental Reps, unless and until the aggregate amount of all indemnifiable Damages for such claims equals or exceeds Fifty Thousand Dollars ($50,000), at which point Seller shall be liable for all such Damages from the first dollar thereof.
     Section 6.3. Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and its employees, managers, Representatives, and members (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons for any Damages arising from or in connection with:
          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;
          (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement; and
          (c) any Assumed Liabilities.
     Section 6.4. Escrow Fund. At the Closing, an escrow fund (the “Escrow Fund”), initially comprised of Five Hundred Thousand Dollars ($500,000) in Local.com Common Stock (the “Escrow Deposit”), shall be deposited for the benefit of Seller (but subject to any claims of Buyer asserted pursuant to Section 6.2) with Computershare Trust Company, N.A. (or other independent institutions elected by Buyer with the reasonable consent of Seller) as escrow agent (the “Escrow Agent”), to be governed by and released pursuant to the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit 2.6(a)(viii) (the “Escrow Agreement”). The Escrow Fund shall be used to compensate Buyer pursuant to any indemnification obligations of Seller under this Agreement. The Escrow Deposit of $500,000 shall be comprised of Local.com Common Stock as has been issued to Seller pursuant to Section 2.3(b) hereof based upon the Local.com Average Price as of the day immediately prior to the Closing Date (the “Escrow Share Price”).

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     Section 6.5. Escrow Period; Release From Escrow
          (a) The “Escrow Period” shall begin on the Effective Time and terminate one year thereafter; provided, however, that any portion of the Escrow Fund that is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined below) delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.
          (b) If no bona fide claim for indemnification under Section 6.2 has been asserted by a Buyer Indemnified Person by the date that is six months from the Closing Date (the “Six Month Date”), 25% of the shares of Local.com Common Stock held in the Escrow Fund shall be released to Seller within three business days of the Six Month Date.
          (c) Within three business days after the Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to Seller the Escrow Fund, less that portion of the Escrow Fund necessary to satisfy any Liability described in an Officer’s Certificate delivered in accordance with Section 6.5(a) with respect to any pending but unresolved indemnification claims. Any portion of the Escrow Fund held as a result of the preceding sentence shall be released to Seller or released to Buyer (as appropriate) promptly upon resolution of each specific indemnification claim involved.
     Section 6.6. Notice of Claims. In the event that Buyer becomes aware of any matter which a Buyer Indemnified Party has determined may give rise to an indemnification obligation under Section 6.2 (including any Third-Party Claim), Buyer shall, within ninety (90) days (or within thirty (30) days in the case of a Third Party Claim) thereafter, deliver to Seller (and to Escrow Agent if during the Escrow Period) a certificate signed by any officer of Buyer (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of Seller set forth in Section 6.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. Notwithstanding the foregoing, the failure to give notice of a claim within such period shall not limit Buyer’s right to indemnification hereunder except to the extent that Seller’s rights shall have been materially prejudiced by such failure to provide timely notice.
     Section 6.7. Objections to Claims; Payment From Escrow Fund.
          (a) Seller shall have a period of twenty (20) days after delivery of the Officer’s Certificate, in which to object to the claim set forth in the Officer’s Certificate (the “Objection Period”). Escrow Agent shall make no release from the Escrow Fund during such twenty (20) day period unless the Escrow Agent shall have received written authorization from Seller to make such delivery. In case the Seller shall so object in writing to any claim or claims by Buyer made in any Officer’s Certificate, Buyer shall have twenty (20) days to respond in a written statement to the objection of Seller. If after such twenty (20)-day period there remains a dispute as to any claims, the Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to Escrow Agent, if applicable. The Escrow Agent shall be entitled to rely on any

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such memorandum and shall distribute the cash or Local.com Common Shares from the Escrow Fund in accordance with the terms thereof.
          (b) If Seller has not objected within the Objection Period, the Escrow Agent shall release the amount set forth in the Officer’s Certificate from the Escrow Fund as set forth below. If Seller does object during the Objection Period and no agreement can be reached after good faith negotiation between the parties pursuant to Section 6.7(a) then the Escrow Agent will make payment from the Escrow Fund with respect to the disputed portion of the amount of such Damages only:
               (i) in accordance with joint written instructions of Buyer and Seller; or
            (ii) in accordance with a final, non-appealable order of a court of competent jurisdiction (a “Final Decision”). Any Final Decision will be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that the order is final and non-appealable. The Escrow Agent will act on such court order and legal opinion without further question.
     Section 6.8. Third Party Claims.
          (a) If within thirty (30) days after receiving an Officer’s Certificate relating to a Third-Party Claim, Seller gives written notice to the Buyer stating it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action, subject to the consent of Buyer, which consent shall not be unreasonably withheld) of such matter, including selection of counsel, provided such counsel is of good national reputation (subject to the consent of Buyer, which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by Seller and Seller shall make no payment in respect of such claim or Damages to any Third Party as long as Seller is conducting a good faith and diligent defense. In any such defense, Seller will consult with Buyer in connection with Seller’s defense, and Buyer shall make available all information and assistance that Seller may reasonably request and shall cooperate with Seller in such defense.
          (b) In any such proceeding, Buyer shall have the right to retain its own counsel, and will pay the fees and expenses of such counsel, unless: (i) Seller and Buyer shall have mutually agreed to the contrary; (ii) Seller has failed within a reasonable time to retain counsel; or (iii) the named parties in any such proceeding (including any impleaded parties) include both Buyer and Seller and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case specified in clauses (i), (ii) or (iii) of the preceding sentence, Seller will bear the fees and expenses of counsel retained by Buyer, it being understood that Seller shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for fees and expenses of more than one separate firm, provided such counsel is of good national reputation (in addition to any local counsel) for Buyer, and that all such fees and expenses shall be reimbursed by Seller as they are incurred. Any such separate counsel for which Buyer claims it is entitled to have Seller bear fees and expenses shall be designated in writing by Buyer.

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          (c) If no notice of intent to dispute and defend is given by Seller under Section 6.8(a), or if Seller fails or ceases to conduct a diligent good faith defense, Buyer shall, at the expense of Seller (subject to the limitations set forth in Sections 6.2) , undertake the defense of such claim or Damages with counsel selected by Buyer, provided such counsel is of good national reputation, and Buyer shall have the right to compromise or settle the claim with the consent of the Seller, which consent shall not be unreasonably withheld. In the event that Seller has consented to any settlement of a claim hereunder, Seller shall have no power or authority to object to the amount of any claim by Buyer for indemnification hereunder that is consistent with such settlement.
          (d) If in any proceeding pursuant to Section 6.8(b)(i)-(iii) and 6.8(c) above, there shall be a settlement or final judgment for the plaintiff, Seller agrees to indemnify Buyer from and against any loss or liability by reason of such settlement or judgment, subject to the limitations set forth in this Article VI, provided that if the proceeding is resolved by settlement, Seller has consented in writing to the settlement, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if at any time Buyer shall have requested Seller to reimburse Buyer for fees and expenses of counsel as contemplated in this, Seller agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (x) such settlement is entered into more than thirty (30) days after receipt by Seller of the request for reimbursement and at least thirty (30) days from deemed receipt of such notice to provide reimbursement to Buyer in accordance with such request or to provide a reasonable dispute as to the validity of such request; and (y) Seller shall not have reimbursed Buyer in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement.
     Section 6.9. Other Indemnification Matters.
          (a) No Duplication. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no party shall be entitled to recover Damages suffered by such party as a result of such fact, event, condition or circumstance more than once, regardless of whether such Damages may be as a result of a breach of more than one representation or warranty or covenant.
          (b) Satisfaction of Claims. Any indemnification claim under this Article VI shall be satisfied first out of the Escrow Fund. To the extent that the Escrow Fund is not sufficient to satisfy any indemnification claim in full (taking into account the limitations on Seller’s indemnification obligations set forth above), Seller may, at its election, satisfy the balance of such indemnification claim by (i) offset against any earn-out amounts actually earned but not yet paid under Section 2.3; (ii) delivery of Local.com Common Stock valued at the Local.com Average Price at the date of payment; or (iii) in cash.
          (c) Exclusive Remedy. The rights set forth in this Article VI shall constitute the sole and exclusive remedy of Buyer or any Buyer Indemnified Person for any Breach of Sellers’ representations, warranties, covenants and agreements contained in this Agreement, other than claims for fraud or willful misconduct or a suit for specific performance or any other equitable remedy to require a party hereto to perform its obligations under this Agreement.

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          (d) Purchase Price Adjustment. Any payments made pursuant to Article VI shall constitute an adjustment to the Purchase Price for tax purposes, and shall be treated as such by the parties.
          (e) Exercise of Remedies by Parties Other than Buyer. No Buyer Indemnified Party (other than Buyer or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other right or remedy under this Agreement unless Buyer (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other right or remedy.
ARTICLE VII
CONFIDENTIALITY
     Section 7.1. Definition of Confidential Information. As used in this Article 7, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Buyer, collectively, on the one hand or Seller, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”): (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned marketing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and (v) the existence of this Agreement or any of the terms of this Agreement or the Contemplated Transactions.
     Section 7.2. Restricted Use of Confidential Information. Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of the Disclosing Party. From and after the

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Closing, the provisions of this Article 7 shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to the Receiving Party’s attorneys and accountants.
     Section 7.3. Exceptions. Notwithstanding Section 7.1 above, Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the Disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the Disclosing Party to the Receiving Party through no action or inaction of the Receiving Party; (iii) is already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the Receiving Party from a third Party without a breach of such third party’s obligations of confidentiality; (v) is required by law to be disclosed by the Receiving Party, provided that the Receiving Party gives the Disclosing Party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.
ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1. Expenses. Each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. For the avoidance of doubt, the parties acknowledge that such fees and expenses incurred by Seller are Retained Liabilities.
     Section 8.2. Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines, provided that Buyer shall provide Seller an opportunity to review and comment upon any such public announcement at least one day in advance thereof (provided that Seller shall not be entitled to review any announcement that may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any NASDAQ).
     Section 8.3. Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):
Seller:
Simply Static LLC (dba Octane360)
1845 South Elena Avenue, 4th Floor
Redondo Beach, CA 90277
Attn: CEO

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With a copy (which shall not constitute notice) to:
Daniel C. Burnham
Strategic Law Partners, LLP
500 S. Grand, Suite 2050
Los Angeles, CA 90071
Buyer:
Local.com Corporation
One Technology Drive
Building G
Irvine, CA 92608
Attn: CEO
With a copy to:
Local.com Corporation
One Technology Drive
Building G
Irvine, CA 92608
Attn: General Counsel
A Party hereto may update any of the foregoing information upon submission of notice to the other party hereto in accordance with the notice provisions of this Section 8.3.
     Section 8.4. Jurisdiction; Venue. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the state or federal courts of the City and County of Irvine, California or in the federal courts located in Orange County, California and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The prevailing party in any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction shall receive its reasonable attorneys’ fees and costs from the non-prevailing party, as determined by the court having proper venue over the Proceeding.
     Section 8.5. Enforcement of Agreement. Each party acknowledges and agrees that the other would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any

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provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.
     Section 8.6. Waiver; Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
     Section 8.7. Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.
     Section 8.8. Disclosure Letter.
          (a) The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
     Section 8.9. Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.9.
     Section 8.10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Section 8.11. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references

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to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.
     Section 8.12. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     Section 8.13. Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.
     Section 8.14. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     Section 8.15. Joint Negotiation. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER: Local.com Corporation		SELLER: Simply Static LLC (dba Octane360)

By:	/s/ Heath Clarke Heath Clarke	By:	/s/ Adam Rioux Adam Rioux
	Chief Executive Officer		Chief Executive Officer